Exhibit 9(c)

AMENDMENT
TO

CUSTODY AGREEMENT

This Amendment ("Amendment") dated November 19, 2019 is by and between each of Duff & Phelps Select MLP and Midstream Energy Fund Inc. (formerly, Duff & Phelps Select Energy MLP Fund Inc.)("DSE"), Virtus Total Return Fund Inc. (formerly, Virtus Global Dividend and Income Fund Inc.), and Virtus Global Multi-Sector Income Fund (each, the "Fund" and collectively, the "Funds") and The Bank of New York Mellon ("BNY Mellon").

BACKGROUND:

A.	BNY Mellon and DSE entered into a Custody Agreement dated as of May 7, 2014 (the "Agreement") relating to BNY Mellon's provision of custody services.

B.	A Joinder Agreement and Amendment to Custody Agreement was entered into among the parties (and an additional party, the prior Virtus Total Return Fund Inc.) on September 5, 2017 and effective as of September 11, 2017 for the purpose of amending the Agreement and adding certain Funds.

C.	Virtus Total Return Fund Inc. reorganized with and into Virtus Global Dividend and Income Fund Inc. effective November 18, 2019 and the name of the surviving fund was changed to Virtus Total Return Fund Inc.

D.	The parties desire to amend the Agreement as set forth herein.

E.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The former Virtus Total Return Fund Inc. is hereby removed as a party to the Agreement as of its reorganization with and into the new Virtus Total Return Fund Inc. (formerly, Virtus Global Dividend and Income Fund Inc.).

2.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Schedule I attached hereto.

3.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

DUFF & PHELPS SELECT MLP AND MIDSTREAM ENERGY FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer

VIRTUS TOTAL RETURN FUND INC. (formerly, VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Donald Brophy
Name:	Donald Brophy
Title:	Vice President

Schedule I

(Amended and Restated as of November 19, 2019

DUFF & PHELPS SELECT MLP AND MIDSTREAM ENERGY FUND INC.

VIRTUS TOTAL RETURN FUND INC. (formerly, VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.)

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND